TRANSFER AGENCY SERVICES AGREEMENT
     THIS AGREEMENT is dated as of January 15, 2008 by and between PFPC INC., a Massachusetts corporation (“PFPC”), and TRUST FOR CREDIT UNIONS, a Massachusetts business trust (the “Fund”).
WITNESSETH:
     WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Fund wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and PFPC wishes to furnish such services.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1. Definitions. As used in this Agreement:
(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Trustees to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)	“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.
(e)	“SEC” means the Securities and Exchange Commission.

(f)	“Securities Laws” mean the 1933 Act, the 1934 Act and the 1940 Act.

(g)	“Shares” mean the units of beneficial interest of any series or class of the Fund.

(h)	“Shareholder” means a record holder of Shares of any series or class of the Fund.

(i)	“Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by PFPC to be an Authorized Person) and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.
2. Appointment. The Fund hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services. PFPC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto.
3. Compliance with Rules and Regulations. PFPC undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or any other entity.
4. Instructions.
(a)	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b)	PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Fund’s organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Trustees or of the Fund’s Shareholders, unless and until PFPC receives Written Instructions to the contrary.

(c)	The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions.
5. Right to Receive Advice.
(a)	Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b)	Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or PFPC, at the option of PFPC).

(c)	Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice it receives from counsel, PFPC may rely upon and follow the advice of counsel.

(d)	No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.
6. Records; Visits. The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund’s expense.
7. Confidentiality.
(a)	Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include:
(i)	any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(ii)	any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors;

(iii)	all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

(iv)	anything designated as confidential.
(b)	Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it:
(i)	is already known to the receiving party at the time it is obtained;

(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)	is released by the protected party to a third party without restriction;

(v)	is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law;

(vi)	is relevant to the defense of any claim or cause of action asserted against the receiving party;

(vii)	is Fund information provided by PFPC in connection with an independent third party compliance or other review;

(viii)	is necessary or desirable for PFPC to release such information in connection with the provision of services under this Agreement; or

(vii)	has been or is independently developed or obtained by the receiving party.
(c)	The provisions of this Section 7 shall survive termination of this Agreement for a period of three (3) years after such termination.

8. Cooperation with Accountants. PFPC shall cooperate with the Fund’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.
9. PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund. Notwithstanding the foregoing, the parties acknowledge that the Fund shall retain all ownership rights in Fund data which resides on the PFPC System.
10. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.
11. Compensation.
(a)	As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Fund and PFPC. In addition, the Fund agrees to pay, and will be billed separately in arrears for, reasonable expenses incurred by PFPC in the performance of its duties hereunder.

(b)	PFPC shall establish certain cash management accounts (“Service Accounts”) required to provide services under this Agreement. The Fund acknowledges that (i) PFPC may receive investment earnings from sweeping the funds in such Service Accounts into investment accounts including, but not limited to, investment accounts maintained at an affiliate or client of PFPC; (ii) balance credits earned with respect to the amounts in such Service Accounts (“Balance Credits”) will be used to offset the banking service fees imposed by the cash management service provider (the “Banking Service Fees”); (iii) PFPC shall retain any excess Balance Credits for its own use; (iv) Balance Credits will be calculated and applied toward the Fund’s Banking Service Fees regardless of the Service Account balance sweep described in Sub-Section (i); and (v) PFPC may use the services of third-party vendors in connection with the issuance of redemption and distribution checks and shall retain any benefits obtained from any arrangements with such vendors, including any commission or return on float paid to it by any such vendors.

(c)	The undersigned hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to such adviser or sponsor or any affiliate of the Fund relating to the Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

12. Standard of Care/Limitation of Liability.
(a)	Subject to the terms of this Section 12, PFPC shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by PFPC’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement (“Standard of Care”). In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been a failure of PFPC to meet its Standard of Care.

(b)	PFPC’s liability to the Fund and any person or entity claiming through the Fund for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (“Loss”) shall not exceed the fees received by PFPC for services provided hereunder during the eighteen (18) months immediately prior to the date of such Loss; provided that PFPC’s cumulative maximum liability for all Losses shall not exceed $1,000,000.

(c)	PFPC shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party except any third party that PFPC is permitted to engage to assist it in performing services pursuant to the terms of this Agreement; failure of the mails; or

functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(d)	PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine. PFPC shall not be liable for any damages that are caused by actions or omissions taken by PFPC in accordance with Written Instructions or advice of counsel. PFPC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

(e)	Neither PFPC nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PFPC or its affiliates.

(f)	No party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than 24 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

(g)	Each party shall have a duty to mitigate damages for which the other party may become responsible.

(h)	This Section 12 shall survive termination of this Agreement.
13. Indemnification. (a) Absent PFPC’s failure to meet its Standard of Care (defined in Section 12 above), the Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the Fund; and (b) any action taken or omitted to be taken by PFPC in connection with the provision of services to the Fund.
(b) A claim by PFPC for indemnification under this Agreement must be made prior to the earlier of (i) one year after PFPC becomes aware of the event for which indemnification is claimed; or (ii) one year after the termination of this Agreement.
14. Description of Services.
(a)	Services Provided on an Ongoing Basis, If Applicable.
(i)	Calculate 12b-1 payments;

(ii)	Maintain Shareholder registrations;

(iii)	Review new applications and correspond with Shareholders to complete or correct information;

(iv)	Direct payment processing of checks or wires;

(v)	Prepare and certify Shareholder lists in conjunction with proxy solicitations;

(vi)	Countersign share certificates;

(vii)	Prepare and mail to Shareholders confirmation of activity;

(viii)	Provide toll-free lines for direct Shareholder use, plus customer liaison staff for on-line inquiry response;

(ix)	Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with PFPC;

(x)	Provide periodic Shareholder lists and statistics to the Fund;

(xi)	Provide detailed data for underwriter/broker confirmations;

(xii)	Prepare periodic mailing of year-end tax and statement information;

(xiii)	Notify on a timely basis the investment adviser, accounting agent, and custodian of Share activity;

(xiv)	Perform other participating broker-dealer Shareholder services as may be agreed upon from time to time;

(xv)	Accept and post daily Share purchases and redemptions;

(xvi)	Accept, post and perform Shareholder transfers and exchanges;

(xvii)	Issue and cancel certificates (when requested in writing by the Shareholder); and

(xviii)	Perform certain administrative and ministerial duties relating to opening, maintaining and processing transactions for Shareholders or financial intermediaries that trade shares through the NSCC.
(b)	Purchase of Shares. PFPC shall issue and credit an account of an investor, in the manner described in the Fund’s prospectus, once it receives:
(i)	A purchase order in completed proper form;

(ii)	Proper information to establish a Shareholder account; and

(iii)	Confirmation of receipt or crediting of funds for such order to the Fund’s custodian.
(c)	Redemption of Shares. PFPC shall process requests to redeem Shares as follows:
(i)	All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Fund’s prospectus, when the Shareholder tenders Shares in proper form, accompanied by such documents as PFPC reasonably may deem necessary.

(ii)	PFPC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which PFPC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.
(iii)	When Shares are redeemed, PFPC shall deliver to the Fund’s custodian (the “Custodian”) and the Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(iv)	PFPC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established and agreed to from time to time by PFPC and the Fund.

(v)	When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.

(vi)	PFPC shall not process or effect any redemption requests with respect to Shares of the Fund after receipt by PFPC or its agent of notification of the suspension of the determination of the net asset value of the Fund.
(d)	Dividends and Distributions. Upon a resolution of the Fund’s Board of Trustees authorizing the declaration and payment of dividends and distributions and Written Instructions to PFPC, PFPC shall issue dividends and distributions declared by the Fund in Shares, or, upon Shareholder election, pay such dividends and distributions in cash, if provided for in the Fund’s prospectus. Such issuance or payment, as well as payments upon redemption as described in sub-section (c) above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to the Fund’s Shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. Upon Written Instructions, PFPC shall prepare and deliver written statements required to be issued pursuant to Section 19(a) of the 1940 Act. PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its Shareholders as required by tax or other law, rule or regulation.
(e)	Shareholder Account Services.
(i)	PFPC may arrange, in accordance with the prospectus, for issuance of Shares obtained through:
-	Any pre-authorized check plan; and

-	Direct purchases through broker wire orders, checks and applications.
(ii)	PFPC may arrange, in accordance with the prospectus, for a Shareholder’s:
-	Exchange of Shares of a Portfolio for shares of another Portfolio;

-	Automatic redemption from an account where that Shareholder participates in an automatic redemption plan; and/or

-	Redemption of Shares from an account with a checkwriting privilege.
(f)	Communications to Shareholders. Upon timely Written Instructions, PFPC shall mail all communications by the Fund to its Shareholders, including:
(i)	Reports to Shareholders;

(ii)	Confirmations of purchases and sales of Fund Shares;

(iii)	Monthly or quarterly statements;

(iv)	Dividend and distribution notices; and

(v)	Tax form information.
(g)	Records. PFPC shall maintain records of the accounts for each Shareholder showing the following information:
(i)	Name, address and United States Tax Identification or Social Security number;

(ii)	Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)	Historical information regarding the account of each Shareholder, including dividends and distributions paid and the date and price for all transactions on a Shareholder’s account;

(iv)	Any stop or restraining order placed against a Shareholder’s account;

(v)	Any correspondence relating to the current maintenance of a Shareholder’s account;

(vi)	Information with respect to withholdings; and

(vii)	Any information required in order for PFPC to perform any calculations required by this Agreement.
(h)	Lost or Stolen Certificates. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:
(i)	The Shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and

(ii)	Completion of a release and indemnification agreement signed by the Shareholder to protect the Fund and PFPC and its affiliates.

(i)	Shareholder Inspection of Share Records. Upon a request from any Fund Shareholder to inspect Share records, PFPC will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless PFPC has acted contrary to the Fund’s instructions, the Fund agrees to and does hereby release PFPC from any liability for refusal of permission for a particular Shareholder to inspect the Fund’s Share records.

(j)	Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding Shares by the number of Shares surrendered by the Fund.

(k)	Lost Shareholders. PFPC shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to, those set forth below. PFPC may, in its sole discretion and at PFPC’s expense, use the services of a third party to perform some of or all such services.
(i)	documentation of search policies and procedures;

(ii)	execution of required searches;

(iii)	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule; and

(iv)	preparation and submission of data required under the Lost Shareholder Rule.
“Lost Shareholder” services will not be performed by PFPC on any Shareholder accounts that are broker-controlled accounts where PFPC is not able to identify and depict “RPO” status. Except as set forth above, PFPC shall have no responsibility for any escheatment services.

(l)	Print Mail. The Fund hereby engages PFPC as its exclusive print/mail service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and PFPC.

(m)	Proxy Advantage. The Fund hereby engages PFPC as its exclusive proxy solicitation service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and PFPC.

(n)	Internet Account Management Services. PFPC shall provide to the Fund the internet access services as set forth on Exhibit B attached hereto and made a part hereof, as such Exhibit B may be amended from time to time.
15. Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.
16. Anti-Money Laundering. To the extent the other provisions of this Agreement require PFPC to establish, maintain and monitor accounts of investors in the Fund consistent with securities laws, PFPC shall perform reasonable actions necessary to help the Fund be in compliance with Section 352 of the USA PATRIOT Act, as follows: PFPC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC’s anti-money laundering (“AML”) program or by an outside party, for compliance with PFPC’s established AML policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC’s AML program; and (d) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities. Upon the reasonable request of the Fund, PFPC shall provide to the Fund: (x) a copy of PFPC’s written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement); (y) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate PFPC personnel. PFPC agrees to permit inspections relating to its AML program by U.S. Government departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request. Without limiting or expanding the foregoing, the parties agree that the provisions herein do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 352) or regulations promulgated thereunder.
17. Customer Identification Program (“CIP”) Services.
(a)	To help the Fund comply with its Customer Identification Program (which the Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:
(i)	Implement procedures under which new accounts in the Fund are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding “Customer” (as defined in 31 CFR 103.131).

(ii)	Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods of verification may consist of non-documentary methods (for which PFPC may use at PFPC’s expense unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).
(iii)	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

(iv)	Regularly report to the Fund about measures taken under (a)-(c) above.

(v)	If PFPC provides services by which prospective Customers may subscribe for Shares in the Fund via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.131(b)(5), about the Fund’s CIP.

(vi)	Set forth on a separate fee schedule compensation amounts due for these CIP Services.
(b)	Notwithstanding anything to the contrary, and without expanding the scope of the express language in this Section 17, PFPC need not collect the Data Elements for (or verify) prospective customers (or accounts) beyond the requirements of relevant customer identification program regulations (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the Fund to be in compliance with relevant customer identification program regulations.

(c)	PFPC agrees to permit inspections relating to the CIP Services provided hereunder by U.S. Government departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the CIP Services provided hereunder as such examiners shall reasonably request.

(d)	Notwithstanding anything to the contrary, PFPC need not perform any of the steps described in this Section 17 with respect to persons purchasing Shares via exchange privileges.

18. Duration and Termination.
(a)	This Agreement shall be effective on the date first written above or on such other date as shall be agreed upon by the parties in writing and unless terminated pursuant to its terms shall continue for a period of two (2) years (the “Initial Term”).

(b)	Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Term”) each, unless the Fund or PFPC provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

(c)	The Fund may terminate this Agreement in its entirety or with respect to one or more Portfolios without paying an Early Termination Fee (as defined below) if the Fund or the relevant Portfolios are liquidated and such liquidation is not made in connection with a Change of Control (as defined below). For clarification, if this Agreement is terminated with respect to less than all of the Portfolios, this Agreement will remain in full force and effect with respect to the remaining Portfolios until this Agreement is terminated (in its entirety or as to particular Portfolios) in accordance with its terms.

(d)	In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund and paid to PFPC prior to any such conversion.

(e)	If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”), the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(f)	Notwithstanding anything contained in this Agreement to the contrary, if in connection with a Change in Control the Fund gives notice to PFPC terminating it as the provider of any of the services hereunder or if, except pursuant to sub-section (e) of this Section 18, the Fund otherwise terminates this Agreement before the expiration of the then-current Initial or Renewal Term (“Early Termination”):
(1) PFPC shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund’s successor transfer agent; provided that PFPC does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund.
(2) Before the effective date of the Early Termination, the Fund shall pay to PFPC an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if PFPC were to provide all services hereunder until the expiration of the then-current Initial or Renewal Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to PFPC under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if such notice was not given the date it should have been given).
(3) The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PFPC for the termination of services before the expiration of the then-current Initial or Renewal Term.

(4) For purposes of Section 18(e), “Change in Control” means a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of, or any other similar occurrence involving, the Fund or any affiliate of the Fund.
(5) If the Fund gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement in the ordinary course at the end of the then-current Initial or Renewal Term, the references above to “expiration of the then-current Initial or Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following the then-current Initial or Renewal Term.”
(6) If any of the Fund’s assets serviced by PFPC under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets; and (ii) at PFPC’s option, either (a) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PFPC, or (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets.
19. Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Fund in writing); (b) if to the Fund, c/o Callahan Financial Services, Inc., 1001 Connecticut, NW, 10th Floor, Washington, D.C., 20036, Attention: Charles W. Filson (or such other address as the Fund may inform PFPC in writing); or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.
20. Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.
21. Delegation; Assignment. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund thirty (30) days’ prior written notice of such assignment or delegation and provided further with respect to any such assignment that (a) the financial capacity of such assignee is not materially less than that of PFPC, (b) the nature and quality of the services to be provided hereunder are not materially adversely affected by such assignment, and (c) the quality and capability of the personnel and facilities of the assignee are not materially less than those of PFPC. To the extent required by the rules and regulations of the NSCC and in order for PFPC to perform the NSCC-related services, the Fund agrees that PFPC may delegate its duties to any affiliate of PFPC that is a member of the NSCC.
22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
23. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.
24. Miscellaneous.
(a)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.
(b)	No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

(c)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d)	Information. The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

(e)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(g)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)	No Representations or Warranties. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(i)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(j)	Customer Identification Program Notice. To help the U.S. Government fight the funding of terrorism and money laundering activities, U.S. law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.
PFPC INC.
By:
Title:
TRUST FOR CREDIT UNIONS
By:
Title:

EXHIBIT A
     THIS EXHIBIT A, dated as of January 15, 2008, is Exhibit A to that certain Transfer Agency Services Agreement dated as of January 15, 2008 between PFPC Inc. and Trust for Credit Unions.
PORTFOLIOS
Money Market Portfolio
Ultra Short-Duration Government Portfolio
Short-Duration Portfolio

EXHIBIT B
Internet Account Management Services
1. Definitions. Any term not herein defined in this Exhibit B shall have the meaning given such term in the Agreement. The following definitions shall apply to this Exhibit B:
     (a) “End-User” shall mean any Shareholder that accesses the PFPC System via the Internet Account Management System.
     (b) “Fund Web Site” means the collection of electronic documents, electronic files and pages residing on any computer system(s) maintained on behalf of the Fund, connected to the Internet and accessible by hypertext link through the World Wide Web to and from the Internet Account Management System.
     (c) “Inquiry” shall mean any access to the PFPC System via Internet Account Management System initiated by an End-User which is not a Transaction.
     (d) “Internet” shall mean the communications network comprised of multiple communications networks linking education, government, industrial and private computer networks.
     (e) “Internet Account Management Services” or “IAM Services” means the services identified in Section 2 hereof to be provided by PFPC utilizing the Fund Web Site, the Internet and certain software, equipment and systems provided by PFPC, telecommunications carriers and security providers which have been certified by ICSA or a nationally-recognized audit firm (including but not limited to firewalls and encryption), whereby Inquires may be performed and Transactions may be requested by accessing Internet Account Management System via hypertext link from the Fund Web Site.
     (f) “Internet Account Management System” or “IAM System” means the collection of electronic documents, electronic files and pages residing on PFPC’s computer system(s) (or those elements of the computer system of one or more Internet Service Providers (“ISPs”) retained by PFPC and necessary for PFPC’s services hereunder), connected to the Internet and accessible by hypertext link from the Fund Web Site through the World Wide Web, where the Inquiry and Transaction data fields and related screens provided by PFPC may be viewed.
     (g) “Shareholder” means the record owner or authorized agent of the record owner of shares of the Fund.
     (h) “Transaction” shall mean purchase, redemption, exchange or any other activity involving the movement of Shares initiated by an End-User.

2. PFPC Responsibilities. Subject to the provisions of this Exhibit B, PFPC shall provide or perform, or shall retain other persons to provide or perform, the following, at PFPC’s expense (unless otherwise provided herein):
     (a) provide all computers, telecommunications equipment, encryption technology and other materials and services reasonably necessary to develop and maintain IAM System to permit persons to be able to view information about the Fund and to permit End-Users with appropriate identification and access codes to perform Inquiries and initiate Transactions;
     (b) address and mail, at the Fund’s expense, notification and promotional mailings and other communications provided by the Fund to Shareholders regarding the availability of IAM Services;
     (c) prepare and process new account applications received through IAM System from Shareholders determined by the Fund to be eligible for such services and in connection with such, the Fund agrees as follows:
(i) to permit the establishment of Shareholder bank account information over the Internet in order to facilitate purchase activity through the Automated Clearing House (“ACH”);
(ii) the ACH prenote process will be waived and the ACH status will be set to active; and
(iii) the Fund shall be responsible for any resulting gain/loss liability associated with the ACH process.
     (d) process the set up of personal identification numbers (“PIN”), as described in the IAM System Product Guide provided to the Fund, which shall include verification of initial identification numbers issued, reset and activation of personalized PIN’s and reissue of new PIN’s in connection with lost PIN’s;
     (e) provide installation services which shall include, review and approval of the Fund’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Fund to implement and maintain) a hypertext link between IAM System and the Fund Web Site and testing the network connectivity and performance;
     (f) establish systems to guide, assist and permit End-Users who access IAM System from the Fund Web Site to electronically perform Inquires and create and transmit Transaction requests to PFPC;
     (f) deliver to the Fund one (1) copy of the PFPC IAM System Product Guide, as well as all updates thereto on a timely basis;
     (g) deliver a monthly billing report to the Fund, which shall include a report of Inquiries and Transactions;

     (h) provide a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and data) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of IAM System;
     (i) exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Fund to PFPC in writing from time to time, and all “point and click” features of IAM System relating to Shareholder acknowledgment and acceptance of such disclaimers and notifications;
     (j) provide periodic site visitation (hit reports) and other information regarding End-User activity under this Exhibit B as agreed by PFPC and the Fund from time to time;
     (k) monitor the telephone lines involved in providing IAM Services and inform the Fund promptly of any malfunctions or service interruptions;
     (l) periodically scan PFPC’s Internet interfaces and IAM System for viruses and promptly remove any such viruses located thereon; and
     (m) maintenance and support of IAM System, which includes providing error corrections, minor enhancements and interim upgrades to IAM System which are made generally available to customers and providing help desk support to provide assistance to Fund employees with the Fund’s use of IAM System; maintenance and support shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by PFPC to IAM System clients, as determined solely by PFPC; or (ii) maintenance of customized features.
     Notwithstanding anything in this Exhibit B or the Agreement to the contrary, the Fund recognizes and acknowledges that (i) a logon I.D. and PIN are required by End-Users to access PFPC’s IAM System; (ii) End-User’s Web Browser and ISP must support Secure Sockets Layer (SSL) encryption technology; and (iii) PFPC will not provide any software for access to the Internet; software must be acquired from a third-party vendor.
3. Fund Responsibilities. Subject to the provisions of this Exhibit B and the Agreement, the Fund shall at its expense (unless otherwise provided herein):
     (a) provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain the Fund Web Site, including the functionality necessary to maintain the hypertext links to IAM System;
     (b) promptly provide PFPC written notice of changes in Fund policies or procedures requiring changes to the IAM Services;

     (c) work with PFPC to develop Internet marketing materials for End-Users and forward a copy of appropriate marketing materials to PFPC;
     (d) revise and update the applicable prospectus(es) and other pertinent materials, such as user agreements with End-Users, to include the appropriate consents, notices and disclosures for IAM Services, including disclaimers and information reasonably requested by PFPC;
     (e) maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by PFPC to the Fund in writing from time to time, and all “point and click” features of the Fund Web Site relating to acknowledgment and acceptance of such disclaimers and notifications; and
     (f) design and develop the Fund Web Site functionality necessary to facilitate, implement and maintain the hypertext links to IAM System and the various Inquiry and Transaction web pages and otherwise make the Fund Web Site available to End-Users.
4. Standards of Care for Internet Services.
     (a) Notwithstanding anything in the Agreement or this Exhibit B to the contrary (other than as set forth in the immediately succeeding sentence), with respect to the provision of services set forth in this Exhibit B (i) PFPC shall be liable only for its own willful misfeasance, bad faith, gross negligence or reckless disregard in the provision of such services and (ii) the Fund shall indemnify, defend and hold harmless PFPC and its affiliates (including their respective officers, directors, agents and employees) from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) incurred by such indemnified parties with respect to such services except for those for which PFPC is liable under sub-clause (i) of this sentence. For clarity, the provisions of the immediately preceding sentence shall not limit Sections 13(b) or 13(c) of the Agreement or Section 7(c) of this Exhibit B. The provisions of this Section 4(a) shall survive termination of the Agreement and the provision of services set forth in this Exhibit B.
     (b) Notwithstanding anything to the contrary contained in the Agreement or this Exhibit B, PFPC shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transmission via IAM Services or the consummation of any Inquiry or Transaction request not actually received by PFPC. The Fund shall advise End-Users to promptly notify the Fund or PFPC of any errors or inaccuracies in Shareholder data or information transmitted via IAM Services.
5. Proprietary Rights.
     (a) Each of the parties acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other under this Exhibit B. Any software, interfaces or other programs a party provides to the other under this Exhibit B shall be used by such receiving party only during the term of this Exhibit B and only in accordance with the provisions of this Exhibit B and the Agreement. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with U.S. copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.
     (b) The Fund Web Site and IAM System may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the duration of this Exhibit B. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, United States copyright or other United States proprietary right of a third party.
     (c) Each of the parties hereto agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under Sections 5(a) or 5(b) of this Exhibit B and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in Sections 5(a) or 5(b) of this Exhibit B, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereto hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefore, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section 5(c) shall survive termination of the Agreement and the provision of services set forth in this Exhibit B.
6. Representation and Warranty. Neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on IAM System or Fund Web Site, as the case may be, any “back door,” “time bomb,” “Trojan

Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation shall be borne by such party.
7. Liability Limitations; Indemnification.
     (a) The Internet. Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties. Each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet. Each party agrees the other shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the IAM Services and shall not be liable in any respect for the selection of any such third party, unless such party selected the third party in bad faith or in a grossly negligent manner.
     (b) PFPC’s Explicit Disclaimer of Certain Warranties. EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 2 OF THIS EXHIBIT B, ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT B ARE PROVIDED “AS-IS” ON AN “AS-AVAILABLE” BASIS, AND PFPC HEREBY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.
     (c) Cross-Indemnity. Each party hereto agrees to indemnify, defend and hold harmless the other party and its affiliates (and their respective officers, directors, agents and employees) from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fee and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (“Liabilities”) arising in connection with any claims that any IAM Services or related work product infringes any proprietary or other rights or any infringement claim against any of such persons based on the party’s intellectual property licensed to the other party hereunder (provided the other party has used such intellectual property in conformity with the product guidelines), except to the extent such Liabilities result directly from the gross negligence or knowing or willful misconduct of the other party or its related indemnified parties. The provisions of this Section 7(c) shall survive termination of the Agreement and the provision of services set forth in this Exhibit B.

8. Miscellaneous.
     (a) Independent Contractor. The parties hereto are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them and none of them shall have the power or authority to bind or obligate the other in any manner not expressly set forth herein. Any contributions to IAM System by the Fund and any contributions to the Fund Web Site by PFPC shall be works for hire pursuant to Section 101 of the Copyright Act.
     (b) Conflict with Agreement. In the event of a conflict between specific terms of this Exhibit B and the Agreement, this Exhibit B shall control as to IAM Services.

January 15, 2008
TRUST FOR CREDIT UNIONS
     Re: Transfer Agency Services Fees
Dear Sir/Madam:
          This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. (“PFPC”) under the terms of a Transfer Agency Services Agreement dated as of January 15, 2008 between Trust for Credit Unions (“you” or the “Fund”) and PFPC (the “Agreement”) for service provided on behalf of each of the Fund’s investment portfolios (“Portfolio”). Pursuant to paragraph 11 of the Agreement, and in consideration of the services to be provided to each Portfolio, the Fund will pay PFPC certain fees and reimburse PFPC for its out-of-pocket expenses incurred on its behalf, as follows:
1)	Account Fee:

Active direct	$20.00	per account per annum
Inactive Account*:	$3.60	per account per annum
*	Fees shall be calculated and paid monthly based on one-twelfth (1/12th) of the annual fee. An inactive account is defined as having a zero balance with no dividend payable. Inactive accounts are generally purged quarterly based on an 18-month retention cycle.
2)	Transaction Charges:

Purchase/redemption/transfer/maintenance:	$1.00	per transaction
New Account Opening:	$5.00	per account (paper)
3)	Monthly Base Fee:

The base fee will be $3,000 per month for each Portfolio/class. The monthly base fee is addition to the other fees and expenses set forth herein.
4)	Voice Response Fees:

One-time setup fee:	$10,000.00
Monthly maintenance fee:	$1,000.00
Per minute fee:	$.23
Per call fee:	$.10
5)	Internet Account Services:

One-time setup fee	$15,000
Annual recurring fees — starting in year 1	$10,500
Minimum monthly fees
Inquiry minimum	$1,200
Transaction minimum	$120

Inquiry/transaction/account maintenance fees

Account inquiry	$.10	per occurrence
Account transaction	$.50	per occurrence
Account maintenance	$1.00	per occurrence
New account setup	$1.50	per occurrence
These fees are tracked and billed monthly. There is a monthly minimum for both inquiries and transactions.

Volume discount for inquiries

Number of inquiries
(over life of the agreement)	Fee per inquiry
Less than 100,000 inquiries	$.10
Between 100,001 and 200,000 inquiries	$.08
Between 200,001 and 300,000 inquiries	$.05
Over 300,000 inquiries	$.03

Customization fee	$250.00 per hour
Customer management suite fees

Customer management suite enables mutual fund companies and intermediaries to improve efficiencies and strengthen relationship with investors across multiple service channels.

Call-center and workflow manager seats

On each of the first 200 seats	$3,000.00	per seat, per annum
6)	Data delivery fees

Data delivery, our electronic data transfer tool, enables fund companies to provide financial professionals instant access to the most current mutual fund and client account information.

One-time setup fee

Includes management company level coding and report programming	$5,000.00
Monthly maintenance fee

Includes client and broker/dealer access to data delivery support group	$1,000.00
Data delivery base transmission fee/record

Price records	$.015
Other records	$.030
(security, distribution, account master, transaction, position)

2

Data delivery direct/interactive/trust/customer management suite/ICI/management company level fee/record

Price records	$.01
Other records	$.01
(security, distribution, account master, transaction, position)

Enhancement fee	$175.00	per hour
7)	Advanced Output Services:

Output development
• Implementation start-up fee	$5,000.00	- 10,000.00
• Systems development/programming fee	$150.00	per hour
• Systems testing	$110.00	per hour

Printing/processing
• Per confirm/statement/image printing	$ .08	each
• Per check printing	$ .115	each
• Dealer commission check/12b-1 check	$ .78	each
• Highlight color	$ .09	each

Inserting (daily minimums may apply)
• Confirms (machine) inserting per page (includes BRE or CRE)	$42.00	per thousand
• Confirms (hand) inserting per page (includes BRE or CRE)	$78.00	per thousand+
• Statements (machine) inserting per page (includes BRE or CRE)	$52.00	per thousand*
• Statements (hand) inserting per page (includes BRE or CRE)	$78.00	per thousand*
• Checks (machine) inserting per page	$52.00	per thousand*
• Checks (hand) inserting per page	$91.00	per thousand++
• Additional inserts (hand)	$ .07	each
• Additional inserts (machine)	$ .01	each
• Intelligent inserting (machine)	$58.00	per thousand
• Intelligent inserting (hand)	$125.00	per thousand

*	$25.00 minimum per day applies

+	$30.00 minimum per day applies

++	$50.00 minimum per day applies

3

Shipping/inventory
• Non-USPS® courier support	$4.50	per package
• Inventory receipts	$20.00	per S.K.U.
• Inventory storage/location/month	$20.00	per skid
• Inventory dump/destruct charge	$20.00	each
• Courier charge	$25.00	each
• Shipping boxes	$ .95	per box
• Oversized envelopes	$ .47	per envelope

Special mailing
• Workorder administration fee	$15.00	each
• Creation of Admark tape	$135.00
• ZIP + 4 data enhancement	$10.00	per thousand
	$125.00	minimum
• Data manipulation	$80.00	per hour
• Ad hoc programming	$100.00	per hour
• Admark & machine insert #10 or 6x9 (includes 1 piece)	$62.00	per thousand
	$125.00	minimum
• Additional machine insert #10	$2.50	per thousand
• Admark & machine insert 9x12 (includes 1 piece)	$125.00	per thousand
	$125.00	minimum
• Additional machine insert 9x12	$5.00	per thousand
• Admark only #10, 6x9 or 9x12	$38.00	per thousand
	$ 75.00	minimum
• Admark & hand insert #10, 6x9 & 9 x 12 (includes 1 insert)	$ .08	each
• Hand sort	$25.00	per thousand
• Print, affix & insert pressure sensitive labels	$ .32	each
	$ 75.00	minimum
• Print labels only	$ .10	each
• Affix labels only	$ .10	each
• Additional inserts	$ .08	each
• Legal drop per mailing	$150.00	each
• Copy of 3602 or 3606 per mailing	$3.00	each

Miscellaneous fees
• Manual pulls	$2.50	each
• Special projects hourly work	$24.00	per hour
• Per piece mail preparation/presort fee	$ .035	per piece
• FASTforward® fees	$ .15	each
• Work order administrative fee	$15.00	or flat fee
• Tabbing services	$10.00	per thousand

4

• Machine folding	$18.00	per thousand
• Hand folding	$.12	per piece

Tax Form Output Processing
• Print and process	$.42	each
• Work order administration fee	$15.00	each
• Minimum processing/job	$75.00	each
• Duplicate tax forms	$.50	each
• Intelligent inserting	$.045	each
• Additional (machine) insert	$.01	each
• Additional (hand) insert	$.07	each

Digital Services
• Alchemy annual user license	$35,000.00

• Original images (annual pages)	Up to 1 million pages	$.05	per image
1 million — 3 million pages		$.04	per image
Over 3 million pages		$.03	per image
• Web maintenance and PDF server storage for Internet presentment (pages)		$.01	per image
• CD ROM charges		$175.00	per CD
Note

Any portal click/view charges apply based on existing internet accounting service contracts.
8) Miscellaneous Charges include, but are not limited to, charges for the following products and services as applicable, ad hoc reports, ad hoc SQL time, banking services, COLD storage, digital recording, training, microfiche/microfilm production, magnetic media tapes and freight, and pre-printed stock, including business forms, certificates, envelopes, checks and stationary. In addition, consolidated statement, audio response and development/programming costs, conversion and deconversion expenses.
9) Out-of-Pocket Expenses include, but are not limited to, telephone lines, postage, overnight delivery, mailgrams, hardware/phone lines for transmissions, wire fees, ACH charges, exchange fee, record retention, b/c notices, account transcripts, labels, user tapes, travel expenses, and expenses incurred at the direction of the Fund. Out-of-pocket expenses are billed as they are incurred.
10) Shareholder Expenses include, but are not limited to: exchange fees between portfolios, requests for account transcripts, returned checks, lost certificate bonding, overnight delivery as requested by the shareholder, and wire fee for disbursement if requested by the shareholder. Shareholder expenses are billed as they are incurred.
11) Miscellaneous. Any fee, out-of-pocket expenses or shareholder expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by PFPC.
12) Fee Adjustments. At the conclusion of the Initial Term of the Agreement, PFPC may adjust the fees described in the above sections once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban

5

Consumers (CPI-U) U.S. City Average, All items (unadjusted) — (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Fund’s monthly fees (or the Effective Date absent a prior such adjustment).
     The fee for the period from the date hereof until the end of the year shall be prorated according to the proportion which such period bears to the full annual period.
     If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

Very truly yours,

PFPC INC.

By:
Name:

Title:

Agreed and Accepted:

TRUST FOR CREDIT UNIONS

By:
Name:

Title:

6